SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                -----------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                 March 11, 1999

                                -----------------


                           WILLAMETTE INDUSTRIES, INC.
               (Exact name of Registrant as specified in charter)

                                     Oregon
                 (State or other jurisdiction of incorporation)

                                     1-12545
                              (Commission File No.)

                                   93-0312940
                        (IRS Employer Identification No.)

1300 S.W. Fifth Avenue, Suite 3800
Post Office Box 22187                                             97201
Portland, Oregon                                                (Zip Code)
(Address of principal executive offices)

               Registrant's telephone number, including area code:

                                 (503) 227-5581

                                      -1-
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Item 5. Other Events.

Change in Accounting Estimates Relating to Depreciation

On March 11, 1999, the Executive Committee of the Board of Directors of Willamette Industries, Inc. gave approval of management's recommendation for a change in accounting estimates beginning with the first quarter of 1999 related to the depreciable lives of the Company's fixed assets. This change extends the service lives of many of the Company's assets; most notably, the service lives of machinery and equipment in both building materials and paper manufacturing were generally extended five years. The Company estimates the effect of this change will increase net income in 1999 approximately $57,000,000, equivalent to $0.52 per share.

The extension of the estimated service lives was based upon a study conducted by the Company's engineering department, comparison of the Company's policies to industry practices, and the effect of the Company's extensive capital investments, which has resulted in a mix of assets with a longer productive life due to advances in technology. The Company believes the new estimates of useful lives more appropriately reflect the years of expected service to be realized from its capital assets and are more consistent with industry practice.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                WILLAMETTE INDUSTRIES, INC.


Dated: March 11, 1999      By:  /s/ J. A. Parsons
                                J. A. Parsons
                                Executive Vice President
                                   and Chief Financial Officer